Exhibit 10.1

Amendments to Employee Stock Purchase Plan

(Effective September 1, 2003)

Sections 2.03 and 3.01 of the ADE Corporation Employee Stock Purchase Plan have been amended to read in their entirety as follows:

2.03	Employee. “Employee” means any person who is customarily employed by the Company on a full-time regular or part-time regular basis by the Company and is regularly scheduled to work more than 20 hours per week.

3.01	Initial Eligibility. Any Employee who shall be employed by the Company on the date his/her participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan.